Exhibit 10.1

KEARNY BANK

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE PAY PLAN

EFFECTIVE AS OF APRIL 20, 2022

A. Purpose.

The primary purpose of the Kearny Bank Amended and Restated Change in Control Severance Pay Plan, effective as of April 20, 2022 (the “Plan”) is to recruit and foster the continuous employment of key management personnel of Kearny Bank (the “Bank”) and to reinforce and encourage their continued attention and dedication to their duties in the event of any potential or actual Change in Control (as defined below), although no such change is now apparent or contemplated.

B. Covered Participants.

Any Participant, subject to paragraph C below, with at least one year of service as of his or her termination date shall be eligible to receive a Change in Control Severance Benefit (as defined below) if, within the period beginning on the effective date of a Change in Control and ending on the first anniversary of such date, (i) the Participant’s employment with the Bank is involuntarily terminated or (ii) the Participant terminates employment with the Bank voluntarily after being offered continued employment in a position that is not a Comparable Position (as defined below).

For purposes of this Plan, a “Participant” shall mean an employee of the Bank who has been named an officer of the Bank with a title of not less than 1st Vice President.

C. Limitations on Eligibility for Change in Control Severance Benefits.

(1)
No Participant shall be eligible for a Change in Control Severance Benefit if (a) his or her employment is terminated for “Cause,” (b) he or she is offered a Comparable Position and declines to accept such position, or (c) the Participant is, at the time of termination of employment, a party to an individual employment agreement or change in control agreement with the Bank and/or Kearny Financial Corp. (the “Company”).

(2)
For purposes of this Plan, a termination of employment for “Cause” shall include termination because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(3)
For purposes of this Plan, a “Comparable Position” shall mean a position that would (a) provide the Participant with base compensation and benefits that are comparable in the aggregate to those provided to the Participant prior to the Change in Control; (b) provide the Participant with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the Participant prior to the Change in Control; (c) be in a location that would not require the Participant to increase his or her daily one way commuting distance by more than twenty-five (25) miles as compared to the Participant’s commuting distance immediately prior to the Change in Control; and (d) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the Participant prior to the Change in Control.

(4)
A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an employee of the Bank, unless such Participant is entitled to benefits under the Plan. A Participant entitled to benefits under the Plan shall remain a Participant in this Plan until he or she has received full payment of his or her Plan benefits.

D. Definitions of Change in Control.

For purposes of this Plan, a “Change in Control” means any of the following events:

(1)
Merger: The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)
Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)
Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)
Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

E. Determination of the Change in Control Severance Benefit.

(1)
The Change in Control Severance Benefit payable to an eligible Participant under this Plan shall be determined under the following schedule:

(a)
An eligible Participant shall receive a Change in Control Severance Benefit equal to the product of (i) the Participant’s years of credited service from his or her hire date (including partial years) through the termination date and (ii) an amount equal to three weeks of the Participant’s Base Compensation (as defined below). A “year of credited service” shall mean each twelve (12)-month period of service following a Participant’s hire date determined without regard the number of hours worked during such period(s), provided, however, that upon the written resolution of the Compensation Committee (which may take into consideration recommendations by the President and Chief Executive Officer of the Company or the Bank), an eligible Participant may be credited with additional years of credited service hereunder in order to increase the Severance Benefit payable to such person. The minimum payment to an eligible Participant under this paragraph shall be an amount equal to four (4) months of Base Compensation and the maximum payment to an eligible Participant shall be an amount equal to nine (9) months of Base Compensation.

(b)
The Change in Control Severance Benefit shall be paid in a lump sum not later than five (5) business days after the date of the Participant’s termination of employment.

(2)
For purpose of determinations under this paragraph E, “Base Compensation” shall mean:

(a)
For salaried Participants, the Participant’s annual base salary at the rate in effect on his or her termination date or, if greater, the rate in effect on the date immediately preceding the Change in Control.

(b)
For Participants whose compensation is determined in whole or in part on the basis of commission income, the Participant’s base salary at termination (or, if greater, the Participant’s base salary on the date immediately preceding the effective date of the Change in Control), if any, plus the commissions earned by the Participant in the twelve (12) full calendar months preceding his or her termination date (or, if greater, the commissions earned in the twelve (12) full calendar months immediately preceding the effective date of the Change in Control).

(c)
For Participants who are compensated on an hourly basis, the Participant’s total hourly wages for the twelve (12) full calendar months preceding his or her termination date or, if greater, the twelve (12) full calendar months preceding the effective date of the Change in Control.

(3)
Notwithstanding the foregoing, in the event the party that enters into the merger or change in control transaction with the Bank or the Company (the “Acquiror”) sponsors a severance pay plan, then the eligible Participant will receive the greater of the benefit described above or the severance benefits of the Acquiror, whichever is greater.

F. Withholding.

All payments will be subject to customary withholding for federal, state and local tax purposes.

G. Parachute Payment.

Notwithstanding anything in this Plan to the contrary, if a Change in Control Severance Benefit to a Participant who is a “Disqualified Individual” shall be in an amount which includes an “Excess Parachute Payment,” taking into account payments under this Plan and otherwise, the benefit payable under this Plan shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meanings as under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision thereto.

H. Administration.

The Plan is administered by the Compensation Committee, which shall have the discretion to interpret the terms of the Plan and to make all determinations about eligibility and payment of benefits. Notwithstanding anything in the Plan to the contrary, the Board of Directors of the Bank may, in its discretion, take any action and exercise any power, privilege or discretion conferred on the Compensation Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee. All decisions of the Compensation Committee, any action taken by the Compensation Committee with respect to the Plan and within the powers granted to the Compensation Committee under the Plan, and any interpretation by the Compensation Committee of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Compensation Committee may delegate and reallocate any authority and responsibility with respect to the Plan.

I. Source of Payments.

Unless otherwise determined by the Compensation Committee, all payments and benefits provided under this Agreement shall be paid solely by the Bank or its successors. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

J. Inalienability.

In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors, nor liable to attachment, execution or other legal process.

K. Governing Law.

The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of New Jersey, except to the extent that federal law applies.

L. Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

M. No Employment Rights.

Neither the establishment nor the terms of this Plan shall be held or construed to confer upon any Participant the right to a continuation of employment by the Bank, nor constitute a contract of employment, express or implied. The Bank reserves the right to dismiss or otherwise deal with any Participant to the same extent and on the same basis as though this Plan had not been adopted. Nothing in this Plan is intended to alter the at-will status of the Bank’s employees, it being understood that, except to the extent otherwise expressly set forth to the contrary in an individual employment-related agreement, the employment of any employee may be terminated at any time by either the Bank or the employee with or without cause.

N. Amendment and Termination.

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder. This Plan supersedes in its entirely the Kearny Bank Officer Change in Control Severance Pay Plan that was adopted effective as of June 19, 2019.

O. Required Provisions.

(1)
In the event any of the provisions of this paragraph O are in conflict with the terms of this Plan, this paragraph O shall prevail.

(2)
Any payments made to Participants pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(3)
Notwithstanding anything else in this Plan to the contrary, a Participant’s employment shall not be deemed to have been terminated unless and until the Participant has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and the Participant reasonably anticipate that either no further services will be performed by the Participant after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty

(50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(4)
Notwithstanding the foregoing, if a Participant is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Plan is triggered due to the Participant’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Plan.

P. Claims Procedures and Arbitration.

(1)
In the event that benefits under this Plan are not paid to the Participant and such Participant (or former Participant) feels entitled to receive such benefits, then a written claim must be made to the Compensation Committee within sixty (60) days from the date payments are refused. The Compensation Committee shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within thirty (30) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Compensation Committee shall further indicate the additional steps which must be undertaken by the Participant or former Participant if an additional review of the claim denial is desired.

(2)
If the Participant or former Participant desires a second review, he or she shall notify the Compensation Committee in writing within thirty (30) days of the first claim denial. The Participant or former Participant may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Compensation Committee shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

(3)
If claimants continue to dispute the benefit denial based upon completed performance of this Plan or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Q. Successors.

The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

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This plan has been approved and adopted by the Board of Directors of the Bank and is effective as of April 20, 2022.

KEARNY BANK

By: /s/ Craig L. Montanaro

Craig L. Montanaro

President and Chief Executive Officer